PRELIMINARY AND CONFIDENTIAL

Project Titan

Discussion Materials

13 June 2011

Management Forecast Comparison

Actual vs. Management vs. Street
$MM, except per share

	4Q'10			1Q'11	
	Actual	Street	Mgmt	Actual	Street
Revenue	106	109	109	104	108
EBITDA	18	28	25	19	28
EPS [1]	$0.41	$0.59	$0.58	$0.34	$0.58

Research Analyst Benchmarking
As of 10-Jun-11

	2011E	2012E
Revenue Growth		
Maxim (5/11/11)	10%	16%
Roth Capital (5/11/11)	12%	21%
Mean	**11%**	**19%**
EBITDA Margin		
Maxim (5/11/11)	21%	23%
Roth Capital (5/11/11)	24%	26%
Mean	**23%**	**24%**

Revenue

($MM)
1,200
900
600
300
0
'10–'15E CAGR '11–'15E CAGR
Mgmt (24-Nov-10) 22% 19%
Mgmt (6-Apr-11) 19% 19%
430 426
578 512 474
719 637 563
842 745
987 872
1,156 1,021
2010
2011
2012
2013
2014
2015
Y-o-Y Growth (%): 92% 91%
34% 20% 11%
25% 24% 19%
17% 17%
17% 17%
17% 17%

EBITDA

($MM)
400
300
200
100
0
110 103
160 134 107
206 177 137
245 216
287 256
339 303
2010
2011
2012
2013
2014
2015
Margin (%): 26% 24%
28% 26% 23%
29% 28% 24%
29% 29%
29% 29%
29% 30%

Reported Diluted EPS [1]

($)
10
8
6
4
2
0
2.59 2.46
3.72 3.04 2.12
4.88 4.00 2.78
5.89 4.87
6.97 5.73
8.29 6.74
Y-o-Y Growth (%): 236% 220%
44% 24% (14%)
31% 32% 31%
21% 22%
18% 18%
19% 18%
Reported Actuals
Estimates as of 24-Nov-10
Estimates as of 6-Apr-11
Street Mean as of 10-Jun-11

Note
1. Reflects reported diluted EPS to controlling interest

Factors Impacting Helios Financial Performance

1Q'11 Earnings Call
10-May-11

- During the 1Q'11 earnings call, Mr. Yang and Helios representatives stated that financial results were negatively impacted by:
  - Increasing labor costs
  - Higher raw material costs
  - Higher R&D expenses
  - Higher SG&A expenses
    - Bad debt expense
    - Transaction fees
    - Shipping and handling costs
  - Higher tax rates
- Factors cited that would have negative impact on business outlook included:
  - Increasing labor costs
  - Higher raw material costs

Due Diligence Call with Mr. Yang
25-May-11

- Mr. Yang also cited the following factors as having a negative impact on Helios' business outlook included:
  - General economic slowdown
  - Deceleration of industrial production
  - Credit tightening / lower liquidity
  - Higher raw material costs
  - Increasing labor costs
  - Electricity shortages

China's Economic Slowdown

Economic Slowdown

Mr. Yang Statement	Source	Date	Commentary
Economic Slowdown			
"China's central bank has begun to cool GDP growth."	EIU	19 May 2011	"As the government seeks to put growth back on a more stable track, [China] GDP growth will ease from 10.3% in 2010 to 9% in 2011 and 8.7% in 2012."
	Goldman Sachs	24 May 2011	"Recent [China] data have been worse than we expected. The growth slowdown has been even sharper than we forecasted, especially evident in April industrial production. In addition, inflation is not coming down as rapidly as we hoped. We now cut our 2011 [China] GDP growth forecast to 9.4 percent from 10.0 percent." "We expect [China] annual average inflation of 4.7 percent, with a peak in Y-o-Y terms of 5.6 percent in June. We also nudge down our 2012 GDP growth forecast to 9.2 percent"
	Nomura	May 2011	"We have lowered our forecast from 9.8 percent to 9.4 percent. We have also trimmed our 2012 [China] GDP growth forecast from 9.5 percent to 9.2 percent." "We continue to see inflation as a structural problem…and as such we expect two more 25-basis-point rate hikes this year and more in 2012."
	J.P. Morgan	May 2011	"In terms of the [China] GDP trajectory, we now expect GDP growth in the second quarter to ease modestly to 8.3 percent… Further ahead, we expect China's GDP to show a trend-like 9 percent growth pace in the third quarter, picking up to 9.5 percent in the fourth quarter, with full-year 2011 real GDP growth at 9.4 percent."

China GDP Growth

Y-o-Y GDP Growth


(%)
16
12
8
4
0
11.9
10.3
9.6
9.8
9.7
9.0
1Q'10
2Q'10
3Q'10
4Q'10
1Q'11
'11E

Source: National Bureau of Statistics and Wall Street Research

Deceleration of Industrial Production

Deceleration in Industrial Production

Mr. Yang Statement	Source	Date	Commentary
Pressure on Industrial Production			
"China's central bank has begun to cool GDP growth and such policies are impacting the demand for Helios' products…Helios is seeing a drop in orders this year due to the rapid and unpredictable deterioration of the market."	China Daily	30 April 2011	"Chinese manufacturing growth slowed in April after a short pick up in March…the official [China] purchasing manager's index (PMI), which measures industrial activity, fell to 52.9 in April from 53.4 in March…the index declined for three consecutive months from a peak of 55.2 last November before increasing in March."
	J.P. Morgan	May 2011	"Industrial production in China has already downshifted in recent months, and headwinds from a policy-driven drop in car sales, an inventory correction and electricity shortages all look likely to lead to more modest growth in manufacturing growth in the coming months."
	Morgan Stanley	May 2011	"Growth in [Chinese] industrial production slowed to +13.4% Y-o-Y in April (vs. +14.8%Y-o-Y in March), falling short of our and consensus forecast of +14.6% Y-o-Y."
Electricity Shortage			
"There is some uncertainty around whether all orders can be completed, or completed at the past margin levels, due to an electricity shortage that has hampered Helios' production capabilities and the market environment."	Citi	23 May 2011	"The [power] supply/demand gap has been particularly large in eastern…and central China, with rationing of electricity becoming necessary in some regions. The situation is acute since Spring is normally not the high demand season for power. With the approaching of consumption peak in summer, rolling power outage would be inevitable if supply cannot catch up with demand. According to an estimate by the China Electricity Council, power supply shortage could be as large as 30 million KW, equivalent to the total consumption of Fujian province."
	Reuters	30 May 2011	"China said on Monday it would raise electricity prices for some users by about 3 percent, the first increase since 2009 as it tackles its worst power shortage in seven years. The power price rise affects industrial, commercial and agricultural users in 15 provinces, state media said after a briefing by the National Development and Reform Commission (NDRC)." "China's electricity demand is running so far ahead of supply that it is expected to be short of 30-40 gigawatts of power capacity this summer, twice the deficit caused in Japan by the earthquake and tsunami on March 11."
	UBS	10 May 2011	"Power shortages have emerged in rece… short of 30-40 gigawatts of power capacity this summer, twice the deficit caused in Japan by the earthquake and tsunami on March 11."
	UBS	1…	

China Purchasing Managers Index (PMI)
HSBC Seasonally Adjusted PMI Index


PMI Index
56
55
54
53
52
51
50
49
48
47
46
49
52
53
55
55
54
55
52
52
52
52
Jul-10
Oct-10
Jan-11
May-11

Credit Tightening and Reduced Liquidity

China Interest Rate Environment

Last 5 Years


CPI Y-o-Y Growth
Spot Yield
12
10
8
6
4
2
0
(2)
(4)
5.6
4.9
4.2
3.5
2.8
2.1
1.4
0.7
0
China CPI
China Interbank Spot Yield of 1-Yr Treasury Bond

Source Wall Street Research

RMB Denominated Loans

Y-o-Y Growth


(%)
60
50
40
30
20
10
0
(10)
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Total
Household Loan
Corporate Loan: Medium-to Long-term
Corporate Loan: Short-term & Bill Financing

Source Wall Street Research

Monetary Tightening

Mr. Yang Statement	Source	Date	Commentary
Rising Interest Rates and Stricter Lending Policies			
"Central Bank's tightening on lending has reduced liquidity in the market and has lowered the demand for Helios products." "Loan restrictions by local institutions, decrease in government sponsored projects…have put a lot of pressure on companies including Helios"	Bloomberg News	30 May 2011	"Chinese companies are turning to the bond market for financing amid the biggest credit squeeze in three years, pushing yields toward a 17-month high." "Interbank borrowing costs in Shanghai have climbed to a record high after the Central Bank increased interest rates four times since October and boosted banks' reserve requirement eight times since November." "Banks are allowed to charge up to four times more than the Central Bank's target lending rate to price in risk…about 56 percent of loans offered in March were priced above the benchmark, the most since the Central Bank started to provide data in 2008."
	Morgan Stanley	11 May 2011	"The latest RRR hike of 50bps, effective May 18, locked about RMB 370Bn of liquidity…except for the two hikes last November, the People's Bank of China (PBoC) has been keeping the pace of one RRR hike per month." "Even if inflation were to peak mid-year as we expect, we do not anticipate any meaningful policy relaxation in 2H11."
	Reuters	27 May 2011	"Strong credit growth in the past two years and loose standards for projects related to the government's stimulus package unveiled in late 2008 during the global financial crisis had weakened loan quality." "The [Chinese] government has implemented harsh administrative measures to restrict bank lending to the property market and local investment projects."
	Reuters	9 May 2011	"The China Business News also cited the unnamed official at the Central Bank's Shanghai headquarter as saying that new loans in the first four months of this year were about 10 percent less than the amount in the same period of last year, which showed the effectiveness of China's tightening policy."

Project Titan

Increasing Materials and Labor Costs

Raw Material Spot Prices [1]

Last Twelve Months


Copper ($USD/ton)
Steel (USD$/ton)
12,000
10,000
8,000
6,000
4,000
900
750
600
450
300
Jun-10
Oct-10
Jan-11
Jun-11
Copper
Steel

Source: Bloomberg

China Labor Wages

Last 5 Years


Wage Y-o-Y Growth
CPI Y-o-Y Growth
20.0
18.0
16.0
14.0
12.0
10.0
9.0
7.0
5.0
3.0
1.0
(1.0)
(3.0)
China Wage (3Q Moving Avg.)
China CPI

Source: Wall Street Research

Increasing Input Costs

Mr. Yang Statement	Source	Date	Commentary
Rise in Raw Material Costs			
"Prices of major raw materials used by Helios such as steel, copper, and aluminum have increased significantly."	Morgan Stanley	18 May 2011	"Against the backdrop of surging international commodity prices led by crude oil, [China] PPI inflation accelerated to +7.3% Y-o-Y in March, beating our forecast of +7.1% and market consensus of +7.2%." "[China] RMPI (Raw Materials Price Index) rose to 10.5% Y-o-Y (vs. +10.4% Y-o-Y in February) led by non-ferrous and ferrous metals at +14.2% and +13.9%, and fuels & power at +9.9% YoY."
	Morgan Stanley	11 May 2011	"Escalated price controls have delayed part of the pass-through effect of upstream inflation into the second half of the year."
	WSJ	29 Dec 2010	"Higher prices of key inputs such as iron ore…will force up steel prices in the coming year, but steelmakers may have difficulty passing on the full burden of the increases." "Credit Suisse estimates that spot iron ore prices for import to China will average $149.91 a metric ton during the first quarter of 2011, up 8% from…the fourth quarter of 2010."
Labor Costs Hike			
"Labor costs have generally increased with some having increased by as much as 50% YoY in some cases."	Morgan Stanley	18 May 2011	"The recent survey result released by [China's] Ministry of Human Resources and Social Security showed the labor market is getting tighter, reflected by the demand to supply ratio surging to a record high of 1.07 in the first quarter, compared to 1.04 at the same time last year."
	Morgan Stanley	May 2011	"According to the latest wage data published by [China's] National Bureau of Statistics on May 3, the average wage in year 2010 for employees in urban private and non-private enterprises [grew at] 14.1% YoY and 13.5% YoY respectively."
	Xinhua News	13 May 2011	"China has targeted seven percent annual growth of urban per capita disposable income and rural per capita net income for the 12th Five-Year Program period (2011-2015)." "It is the first time that the personal income growth rate target is set at the same level as GDP growth rate in the nation's Five-Year Plan." "The initiative reflects a significant breakthrough of China's income distribution policy reform, and the proportion of residents' income to GDP is very likely to increase by ten percentage points in five years."

Morgan Stanley

Note
1. Reflects spot prices for Copper and Steel billets on the London Metal Exchange (LME)

Management Forecasts

Based on Management Forecasts Provided on 6-Apr-11

Summary Income Statement and Cash Flow

$MM, except percentages

	2008A	2009A	2010A	2011E	2012E	2013E	2014E	2015E	'11E - '15E CAGR
Revenue	121	223	426	512	637	745	872	1,021	19%
Growth (%)	*85%*	*85%*	*91%*	*20%*	*24%*	*17%*	*17%*	*17%*	
EBITDA	37	61	103	134	177	216	256	303	23%
Growth (%)	*49%*	*64%*	*70%*	*30%*	*32%*	*22%*	*18%*	*18%*	
Margin (%)	*31%*	*27%*	*24%*	*26%*	*28%*	*29%*	*29%*	*30%*	
Operating Income	34	56	93	117	153	187	220	260	22%
Growth (%)	*45%*	*62%*	*67%*	*25%*	*31%*	*22%*	*18%*	*18%*	
Margin (%)	*28%*	*25%*	*22%*	*23%*	*24%*	*25%*	*25%*	*25%*	
Less: Taxes				(20)	(26)	(32)	(37)	(44)	
Tax Rate (%)				*17%*	*17%*	*17%*	*17%*	*17%*	
Add: D&A				17	24	29	35	43	
Less: Increase in Working Capital				(24)	(44)	(74)	(78)	(92)	
% of Revenue				*5%*	*7%*	*10%*	*9%*	*9%*	
Less: Capex				(77)	(49)	(59)	(70)	(84)	
% of Revenue				*15%*	*8%*	*8%*	*8%*	*8%*	
Unlevered Free Cash Flow				**14**	**58**	**52**	**70**	**82**	

Street Informed Case

- Street Informed case based on Wall Street's view of next two years' performance
- Revenue Growth
  - 11% and 19% in 2011 and 2012 (equivalent to Street Mean)
  - 12% growth in 2013+ (to match 7% decline in growth rate in the Management Forecast for 2013 vs. 2012 growth)
- EBITDA Margin
  - 23% and 24% in 2011 and 2012 (equivalent to Street Mean)
  - 24% in 2013+ (held constant)
- Increase in Working Capital
  - 5%, 7%, 10%, and 9% in 2011, 2012, 2013, and 2014+ (equivalent to Management Forecast as % of Revenue)
- Capex
  - 15% and 8% in 2011 and 2012+ (equivalent to Management Forecast as % of Revenue)

Summary Income Statement and Cash Flow

$MM, except percentages

	2011E	2012E	2013E	2014E	2015E	'11E - '15E CAGR
Revenue	473	563	631	707	791	14%
Growth (%)	*11%*	*19%*	*12%*	*12%*	*12%*	
EBITDA	109	135	151	170	190	15%
Growth (%)	*6%*	*24%*	*12%*	*12%*	*12%*	
Margin (%)	*23%*	*24%*	*24%*	*24%*	*24%*	
Operating Income	95	117	131	146	163	15%
Growth (%)	*2%*	*24%*	*12%*	*11%*	*11%*	
Margin (%)	*20%*	*21%*	*21%*	*21%*	*21%*	
Less: Taxes	(16)	(20)	(22)	(25)	(28)	
Tax Rate (%)	*17%*	*17%*	*17%*	*17%*	*17%*	
Add: D&A	14	18	20	24	27	
Less: Increase in Working Capital	(22)	(39)	(63)	(64)	(72)	
% of Revenue	*5%*	*7%*	*10%*	*9%*	*9%*	
Less: Capex	(71)	(43)	(50)	(57)	(65)	
% of Revenue	*15%*	*8%*	*8%*	*8%*	*8%*	
Unlevered Free Cash Flow	**(0)**	**33**	**17**	**24**	**25**	

Management Forecasts Sensitivity

Revenue Growth Change per Annum (%)	EBITDA Margin Change per Annum (%): 0.0%	(3.0%)	(6.0%)	(9.0%)	
0.0%	1,021 / 19%	1,021 / 19%	1,021 / 19%	1,021 / 19%	← 2015E Revenue / '11 – '15E CAGR
	303 / 30%	272 / 27%	241 / 24%	211 / 21%	← 2015E EBITDA / 2015E Margin
(2.5%)	918 / 16%	918 / 16%	918 / 16%	918 / 16%	
	272 / 30%	245 / 27%	217 / 24%	190 / 21%	
(5.0%)	824 / 14%	824 / 14%	824 / 14%	824 / 14%	
	244 / 30%	220 / 27%	195 / 24%	170 / 21%	
(7.5%)	738 / 11%	738 / 11%	738 / 11%	738 / 11%	
	219 / 30%	197 / 27%	174 / 24%	152 / 21%	

Management Case | Low Downside Risk Case | Moderate Downside Risk Case | High Downside Risk Case

Low Downside Risk Case

- Low Downside Risk Case assumes 1Q sales and margin pressure to remain, but not at 1Q levels
- Revenue Growth lower by 250bps per annum
- EBITDA Margin lower by 300bps per annum
- Increase in Working Capital
  - 5%, 7%, 10%, and 9% in 2011, 2012, 2013, and 2014+ (equivalent to Management Forecast as % of Revenue)
- Capex
  - 15% and 8% in 2011 and 2012+ (equivalent to Management Forecast as % of Revenue)

Summary Income Statement and Cash Flow

$MM, except percentages

	2011E	2012E	2013E	2014E	2015E	'11E - '15E CAGR
Revenue	501	611	700	801	918	16%
Growth (%)	*17%*	*22%*	*15%*	*15%*	*15%*	
EBITDA	116	151	182	211	245	20%
Growth (%)	*13%*	*30%*	*20%*	*16%*	*16%*	
Margin (%)	*23%*	*25%*	*26%*	*26%*	*27%*	
Operating Income	101	131	158	182	210	20%
Growth (%)	*8%*	*30%*	*20%*	*15%*	*15%*	
Margin (%)	*20%*	*21%*	*23%*	*23%*	*23%*	
Less: Taxes	(17)	(22)	(27)	(31)	(36)	
Tax Rate (%)	*17%*	*17%*	*17%*	*17%*	*17%*	
Add: D&A	15	20	24	29	35	
Less: Increase in Working Capital	(24)	(43)	(70)	(72)	(83)	
% of Revenue	*5%*	*7%*	*10%*	*9%*	*9%*	
Less: Capex	(75)	(47)	(55)	(65)	(76)	
% of Revenue	*15%*	*8%*	*8%*	*8%*	*8%*	
Unlevered Free Cash Flow	**0**	**40**	**31**	**43**	**50**	

Moderate Downside Risk Case

- Revenue Growth lower by 500bps per annum
- EBITDA Margin lower by 600bps per annum
- Increase in Working Capital
  - 5%, 7%, 10%, and 9% in 2011, 2012, 2013, and 2014+ (equivalent to Management Forecast as % of Revenue)
- Capex
  - 15% and 8% in 2011 and 2012+ (equivalent to Management Forecast as % of Revenue)

Summary Income Statement and Cash Flow

$MM, except percentages

	2011E	2012E	2013E	2014E	2015E	'11E - '15E CAGR
Revenue	490	586	656	735	824	14%
Growth (%)	*15%*	*19%*	*12%*	*12%*	*12%*	
EBITDA	99	128	151	172	195	18%
Growth (%)	*(4%)*	*29%*	*18%*	*14%*	*14%*	
Margin (%)	*20%*	*22%*	*23%*	*23%*	*24%*	
Operating Income	86	111	131	148	167	18%
Growth (%)	*(8%)*	*28%*	*18%*	*13%*	*13%*	
Margin (%)	*18%*	*19%*	*20%*	*20%*	*20%*	
Less: Taxes	(15)	(19)	(22)	(25)	(28)	
Tax Rate (%)	*17%*	*17%*	*17%*	*17%*	*17%*	
Add: D&A	13	17	20	24	28	
Less: Increase in Working Capital	(23)	(41)	(65)	(66)	(75)	
% of Revenue	5%	7%	10%	9%	9%	
Less: Capex	(73)	(45)	(52)	(59)	(66)	
% of Revenue	15%	8%	8%	8%	8%	
Unlevered Free Cash Flow	**(12)**	**23**	**12**	**21**	**24**	

High Downside Risk Case

- High Downside Risk Case assumes persistence of 1Q weakness and secular deterioration in China macro environment
- Revenue Growth lower by 750bps per annum
- EBITDA Margin lower by 900bps per annum
- Increase in Working Capital
  - 5%, 7%, 10%, and 9% in 2011, 2012, 2013, and 2014+ (equivalent to Management Forecast as % of Revenue)
- Capex
  - 15% and 8% in 2011 and 2012+ (equivalent to Management Forecast as % of Revenue)

Summary Income Statement and Cash Flow

$MM, except percentages

	2011E	2012E	2013E	2014E	2015E	'11E - '15E CAGR
Revenue	480	561	614	673	738	11%
Growth (%)	*12%*	*17%*	*10%*	*10%*	*10%*	
EBITDA	82	105	123	137	152	17%
Growth (%)	*(20%)*	*28%*	*17%*	*11%*	*11%*	
Margin (%)	*17%*	*19%*	*20%*	*20%*	*21%*	
Operating Income	72	91	106	118	131	16%
Growth (%)	*(23%)*	*27%*	*17%*	*11%*	*11%*	
Margin (%)	*15%*	*16%*	*17%*	*18%*	*18%*	
Less: Taxes	(12)	(16)	(18)	(20)	(22)	
Tax Rate (%)	*17%*	*17%*	*17%*	*17%*	*17%*	
Add: D&A	11	14	17	19	22	
Less: Increase in Working Capital	(23)	(39)	(61)	(61)	(67)	
% of Revenue	5%	7%	10%	9%	9%	
Less: Capex	(72)	(43)	(48)	(54)	(61)	
% of Revenue	15%	8%	8%	8%	8%	
Unlevered Free Cash Flow	**(24)**	**8**	**(4)**	**2**	**2**	